Exhibit 99.3

NEWS RELEASE

CONTACTS:	Actavis:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030
David Belian
(862) 261-8141

Actavis Announces

Final Stockholder Merger Consideration Election Results in Connection with Forest Laboratories Acquisition

DUBLIN, IRELAND – July 2, 2014 – Actavis plc (NYSE: ACT) today announced the final results of the elections made by stockholders of Forest Laboratories, Inc. (“Forest”) regarding their preference as to the form of merger consideration they would receive in connection with Actavis’ acquisition of Forest.

As previously announced, on July 1, 2014, Actavis completed its acquisition of Forest, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated February 17, 2014, by and among Actavis, Forest, Tango US Holdings Inc., Tango Merger Sub 1 LLC and Tango Merger Sub 2 LLC. Pursuant to the Merger Agreement, Forest stockholders were entitled to elect to receive, (i) .3306 of an Actavis ordinary share and $26.04 in cash, without interest (the “Standard Election Consideration”), (ii) .4723 of an Actavis ordinary share, subject to proration and allocation procedures set forth in the Merger Agreement (the “Stock Election Consideration”) or (iii) $86.81 in cash, without interest, subject to proration and adjustment procedures set forth in the Merger Agreement (the “Cash Election Consideration”), in exchange for each share of Forest common stock.

The deadline for making this election was 5:00 p.m., New York City time, on June 27, 2014 (the “Election Deadline”). Based on the final results of the elections and the terms of the Merger Agreement:

•	Holders of approximately 13.81% of the outstanding shares of Forest common stock, or approximately 37,487,783 shares of common stock, elected to receive the Standard Election Consideration, with fractions of an Actavis ordinary share being cashed out at $219.00 per Actavis ordinary share.

•	Holders of approximately 0.44% of the outstanding shares of Forest common stock, or approximately 1,202,340 shares of common stock, elected to receive the Cash Election Consideration, which entitles each holder to $86.81 in cash.

•	Holders of approximately 72.78% of the outstanding shares of Forest common stock, or approximately 197,607,707 shares of common stock, elected to receive the Stock Election Consideration, which, after giving effect to the prorations, entitles each holder to $25.67 in cash plus 0.3326 of an Actavis ordinary share, with fractions of an Actavis ordinary share being cashed out at $219.00 per Actavis ordinary share.

•	Holders of approximately 12.97% of the outstanding shares of Forest common stock, or approximately 35,228,456 shares of common stock, failed to make a valid election or did not deliver a valid election form prior to the Election Deadline and will receive the Standard Election Consideration for each Actavis ordinary share, with fractions of an Actavis ordinary share being cashed out at $219.00 per Actavis ordinary share.

About Actavis

Actavis plc (NYSE:ACT), headquartered in Dublin, Ireland, is a unique specialty pharmaceutical company focused on developing, manufacturing and commercializing high quality affordable generic and innovative branded pharmaceutical products for patients around the world.

Actavis markets a broad portfolio of branded and generic pharmaceuticals and develops innovative medicines for patients suffering from diseases principally in the central nervous system, gastroenterology, women’s health, urology, cardiovascular, respiratory and anti-infective therapeutic categories. The Company is an industry leader in product research and development, with one of the broadest brand development pipelines in the pharmaceutical industry, and a leading position in the submission of generic product applications. Actavis has commercial operations in more than 60 countries and operates more than 30 manufacturing and distribution facilities around the world.

For more information, visit Actavis’ website at www.actavis.com.

Actavis Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this communication that refer to Actavis’ estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Forest acquisition, including future financial and operating results, and Actavis’ plans, objectives, expectations and intentions. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; the ability to successfully integrate strategic transactions, including the Forest acquisition and the ability to recognize the anticipated synergies and benefits of the Forest acquisition; the failure of the proposed transaction to close for any other reason; the anticipated size of the markets and continued demand for Actavis’ products, and the ability to successfully manage transitions to new products and markets; the impact of competitive products and pricing; access to available financing on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ products, including products acquired as part of the Forest acquisition; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis plc’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and Current Report on Form 8-K filed on May 20, 2014 and from time to time in Actavis’ other investor communications, and in Forest Laboratories, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2014. Except as expressly required by law, Actavis disclaims any intent or obligation to update or revise these forward-looking statements.